Exhibit 4.33

1 October 2018

SUPPLEMENTAL DEALER AGREEMENT

Supplementing the dealer agreement signed on 6 June 2017 (the "Dealer Agreement") and relating to the
EUR 150,000,000 Belgian Multi-currency Short-Term Treasury Notes Programme of

Euronav NV

as Issuer

and

BNP Paribas Fortis SA/NV

as Arranger, Domiciliary Agent and Dealer

and

KBC Bank NV

as Dealer

THIS SUPPLEMENTAL AGREEMENT IS DATED

1 October 2018

AND MADE BETWEEN

Euronav NV, a limited liability company (“naamloze vennootschap” / “société anonyme”) incorporated under the laws of Belgium and having its registered office at De Gerlachekaai 20, 2000 Antwerp, enterprise number
0860.402.767 (RPR/RPM Antwerpen) as issuer (hereinafter referred to as the “Issuer”);

AND

BNP PARIBAS FORTIS SA/NV, a credit institution validly existing under the laws of the Kingdom of Belgium, having its registered office at Montagne du Parc 3, B-1000 Brussels, Belgium, enterprise number 0403,199,702 (RPM/RPR Brussels) as arranger and dealer (the “Arranger” and a “Dealer”);

AND

KBC Bank NV, a credit institution validly existing under the laws of the Kingdom of Belgium, having its registered office at Havenlaan 2, B-1050 Brussels, Belgium, enterprise number 0462.920.226 (RPM/RPR Brussels) as dealer (a “Dealer”, together with the Arranger, the “Dealers”);

WHEREAS,

(i)
The Issuer has, further to a decision of its board of directors dated 6 June 2017, established a Multi- currency Short Term Treasury Notes Programme for the issue of Treasury Notes denominated in euro or any other foreign currency, subject to the Terms and Conditions of the Treasury Notes (the “Conditions”) set out in the Information Memorandum (as defined below) and in accordance with the law of 22 July 1991 relating to billets de trésorerie et certificats de dépôt / thesauriebewijzen en depositobewijzen, as amended, and the royal decree of 14 October 1991 relating to billets de trésorerie et certificats de dépôt / thesauriebewijzen en depositobewijzen, as amended.

(ii) The Issuer has appointed BNP Paribas Fortis SA/NV, which has accepted, to act as Domiciliary Agent in relation to the Treasury Notes to be issued under the Programme pursuant to the Domiciliary Agency Agreement (as defined below).
(iii) The Issuer, the Domiciliary Agent and the NBB (as defined below) have executed the Clearing Agreement (as defined below) in relation to the clearing of the Treasury Notes to be issued by the Issuer.

THE PARTIES HERETO AGREE AS FOLLOWS:

1. CONSTRUCTION

(a) In this Supplemental Agreement, unless the contrary intention appears, a reference to:

(i)	a provision of a law is a reference to that provision as amended, extended, applied or re-enacted and includes any subordinate legislation;

(ii) a Clause or a Schedule is a reference to a clause of or a schedule to this
Supplemental Agreement;

(iii) a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or any other entity whether or not having separate legal personality, and references to any person shall include its successors in title, permitted assigns and permitted transferees;

(iv) assets includes present and future properties, revenues and rights of every description;

(v)	an authorisation includes any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

(vi) a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(vii) any Programme Agreement or other document is a reference to that Programme Agreement or other document as amended, novated, restated, superseded or supplemented.

(b)
Each capitalised term used in this Agreement and not expressly defined in this Supplemental Agreement shall, unless the context otherwise requires, have the meaning given to such term in the Information Memorandum.

(c)	The index to and the headings in this Supplemental Agreement are for convenience only and may not be considered in construing this Supplemental Agreement.

2. AMENDMENTS TO CLAUSE 1 (INTERPRETATION) OF THE DEALER AGREEMENT

2.1 Definitions

In clause 1.1 (Definitions) of the Dealer Agreement, the definitions of the following terms are deleted:

• “Business Day”
• “Clearing Agreement”
• "Clearing System"
• “Domiciliary Agency Agreement”
• “Domiciliary Agent”
• “Foreign Currency”
• “Programme”
• “Programme Maximum Amount”
• “Trade Date”
• “Treasury Note”
• “Treasury Notes Decree”
• “Treasury Notes Law”

These terms are defined in the Information Memorandum and deemed to have the same meaning in the Dealer
Agreement as given to them in the Information Memorandum.

3. COUNTERPARTS

This Supplemental Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Supplemental Agreement.

4. APPLICABLE LAW AND JURISDICTION

This Supplemental Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Belgium and any dispute in relation therewith will be subject to the exclusive jurisdiction of the courts of Brussels, Belgium. Each of the Issuer, and the Dealer or Additional Dealer, if any, irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in such courts whether on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

This Supplemental Agreement is executed in 2 original copies, of which each party hereto acknowledges having received one.

for the Issuer,

Euronav NV

/s/ Hugo De Stoop                        /s/ Egied Verbeeck

Name Hugo De Stoop Name    Egied Verbeeck
Title CFO Title    General Counsel

for the Arranger and Dealer

BNP Paribas Fortis SA/NV

/s/ Martin de Patoul                        /s/ Martine Van Sinay

Name Martin De Patoul                     Name Martine Van Sinay
Title Company Lawyer                     Title CP Dealer
for the Dealer

KBC Bank NV

/s/ Christophe Heerinckx                    /s/ Danny Swinnen

Name Christophe Heerinckx Name Danny Swinnen
Title Head loan and debt markets Title Chief Dealer